Exhibit 99.1

News Release

Ritchie Bros. Announces Management Departure

VANCOUVER, BC, February 8, 2021 – Ritchie Bros. (NYSE and TSX: RBA), today announced that Karl Werner, President, International will transition out of the Company to pursue personal interests effective March 31, 2021. As a result of Mr. Werner’s departure, Kari Taylor, President, North America Sales, will take on the newly created position of Chief Revenue Officer to focus on driving sales growth globally.

“We want to thank Karl for his 25 years at Ritchie Bros. During his tenure Karl has been a champion for our customers and has driven value across the organization. We thank him and wish Karl all the best as he embarks on the next chapter.”, commented Ann Fandozzi, Chief Executive Officer.

Ms. Fandozzi added: “We are confident that under Kari’s leadership the global sales force will continue to thrive and keep our customers at the forefront.”

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Sameer Rathod

Vice President, Investor Relations / Market Intelligence

Phone: 1-510-381-7584

Email: srathod@ritchiebros.com

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